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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts", in the Proxy Statement of The Ackerley Group, Inc. that is made a part of the Registration Statement on Form S-4 and related Prospectus of Clear Channel Communications, Inc. dated November 29, 2001 for the registration of its common stock and to the incorporation by reference therein of our reports dated February 23, 2001, with respect to the consolidated financial statements and related financial statement schedule of Clear Channel Communications, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

San Antonio, Texas
November 28, 2001